Exhibit 99.1

CommScope Reports First Quarter 2015 Results

First Quarter Adjusted EPS of $0.42 Exceeds Guidance

•	Sales of $825 million, consistent with guidance

•	Operating income of $93 million and adjusted operating income of $157 million, or 19 percent of sales

•	Net income of $0.20 per diluted share

•	Adjusted net income, excluding special items, of $0.42 per diluted share

HICKORY, NC, April 30, 2015—CommScope Holding Company, Inc. (NASDAQ: COMM), a global provider of connectivity and essential infrastructure solutions for wireless, business enterprise and residential broadband networks, reported sales of $825 million and net income of $39 million, or $0.20 per diluted share for the quarter ended March 31, 2015. Non-GAAP adjusted net income for the first quarter of 2015 was $81 million, or $0.42 per diluted share. A reconciliation of reported GAAP results to non-GAAP results is attached.

For the quarter ended March 31, 2014, CommScope reported sales of $935 million and net income of $64 million or $0.34 per diluted share. Non-GAAP adjusted net income for the first quarter of 2014 was $95 million, or $0.50 per diluted share.

“CommScope delivered solid first quarter performance and exceeded earnings per share guidance despite a slow start in North American wireless carrier spending and foreign exchange headwinds,” said President and Chief Executive Officer Eddie Edwards. “We are pleased with the revenue growth and margin expansion of our Enterprise and Broadband segments this quarter. We continue to believe wireless carrier spending will strengthen as we move into the second half of the year.”

On January 28, 2015, CommScope announced an agreement to acquire TE Connectivity’s Telecom, Enterprise and Wireless businesses. This business is a global leader in fiber optic connectivity for wireline and wireless networks, and the transaction is expected to be in excess of 20 percent accretive to CommScope’s adjusted earnings per share by the end of the first full year after closing, excluding purchase accounting charges, integration costs and other special items.

“We continue to believe that the ever increasing global demand for broadband connectivity and our planned transformative acquisition of TE Connectivity’s Telecom, Enterprise and Wireless businesses will position CommScope well for long-term growth and value creation,” Edwards said. “Given the secular demand for fiber, TE Connectivity’s fiber portfolio is expected to be a driver of growth across CommScope’s businesses. We look forward to bringing our businesses together later this year and quickly realizing the benefits of this important transaction.”

First Quarter 2015 Overview

First quarter 2015 sales declined 12 percent year over year to $825 million. Growth in the Enterprise and Broadband segments was offset by lower North American Wireless sales. Foreign exchange rate changes negatively affected sales by 3 percent in the quarter compared to the prior year period.

Operating income in the first quarter declined 36 percent to $93 million, compared to $147 million in the same period last year. Adjusted operating income, which excludes amortization of purchased intangibles, restructuring costs and other special items, declined 18 percent year over year to $156 million.

GAAP net income decreased 39 percent year over year to $39 million. Excluding amortization of purchased intangibles, restructuring costs and other special items, first quarter adjusted net income decreased 14 percent year over year to $81 million. Adjusted earnings were $0.42 per diluted share, down 16 percent year over year.

First Quarter 2015 Segment Overview

Wireless segment sales in the first quarter were $496 million, a year-over-year decline of 21 percent, primarily due to a slowdown in spending by certain North American wireless operators, which was partially offset by growth in the Asia Pacific and Central and Latin America regions. Additionally, foreign exchange rate changes had a negative impact of approximately 4 percent on Wireless segment sales in the first quarter compared to the prior year period. The company’s acquisition of two businesses of United Kingdom-based Alifabs Group, completed in July 2014, provided incremental net sales to the Wireless segment of $11 million during the first quarter of 2015. Wireless adjusted operating income was $98 million for the quarter, down 36 percent year over year, primarily due to lower sales.

First quarter Enterprise segment sales increased 5 percent year over year to $211 million. The increase was primarily driven by strong sales of data center fiber solutions and growth in all major geographic regions. Foreign exchange rates had a negative impact of approximately 1 percent on Enterprise segment sales in the first quarter of 2015 compared to the prior year period. Enterprise adjusted operating income for the quarter increased 36 percent year over year to $49 million, or 23 percent of sales, primarily due to higher sales, lower materials costs and a favorable mix of products sold.

First quarter Broadband segment sales increased 10 percent year over year to $118 million. The growth was primarily driven by increased investment in North America as cable operators continue to expand fiber technology further into their networks and invest to enhance the quality of video and broadband offerings. Broadband sales in the first quarter were also higher in the Central and Latin American region compared to the prior year period. Foreign exchange rates had a negative impact of approximately 1 percent on Broadband segment sales in the first quarter of 2015 compared to the prior year period. Broadband adjusted operating income improved to $9 million, or 8 percent of sales. The increase was driven by higher sales and the benefits from ongoing cost reduction initiatives.

Update on Proposed TE Connectivity Transaction

CommScope has been informed that the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the agreement to acquire TE Connectivity’s Telecom, Enterprise and Wireless businesses. The company is still in the midst of the anti-trust regulatory process in numerous other jurisdictions around the world.

CommScope continues to expect that the transaction will close by the end of this year, subject to contemplated financing, regulatory approvals and other customary closing conditions.

Outlook

CommScope management provided the following second quarter guidance, which excludes the impact of the planned acquisition, amortization of purchased intangibles, restructuring costs, transaction and integration costs and other special items.

Second Quarter 2015 Guidance:

•	Revenue of $850 million – $900 million

•	Adjusted operating income of $160 million – $180 million

•	Adjusted earnings per diluted share of $0.45 – $0.50, based on a share count of 194 million weighted average diluted shares

CommScope reaffirmed its full year 2015 earnings guidance of $1.95 to $2.05 per diluted share. The company believes its previously announced 2015 earnings guidance remains achievable, assuming a near-term return to normal spending patterns by North American wireless carriers.

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call 8:30 a.m. ET today in which management will discuss first quarter 2015 results. The conference call also will be webcast over the Internet.

To participate in the conference call, dial 866-394-7514 (US and Canada only) or +1 706-758-2714. The conference identification number is 27527295. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on the Investor Relations Events and Presentations page of CommScope’s website at www.commscope.com.

If you are unable to participate and would like to hear a replay, dial 855-859-2056 (US and Canada only) or +1 404-537-3406. The replay identification number is 27527295 and will be available through May 30, 2015. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NASDAQ: COMM) helps companies around the world design, build and manage their wired and wireless networks. Our network infrastructure solutions help customers increase bandwidth; maximize existing capacity; improve network performance and availability; increase energy efficiency; and simplify technology migration. You will find our solutions in the largest buildings, venues and outdoor spaces; in data centers and buildings of all shapes, sizes and complexity; at wireless cell sites and in cable headends; and in airports, trains, and tunnels. Vital networks around the world run on CommScope solutions.

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. As calculated, our non-GAAP measures may not be comparable to other similarly titled measures of other companies. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Forward Looking Statements

This press release or any other oral or written statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, our dependence on customers’ capital spending on communication systems; concentration of sales among a limited number of customers or distributors; changes in technology; our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; possible production disruptions due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; the risk our global manufacturing operations suffer production or shipping delays causing difficulty in meeting customer demands; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; our ability to maintain effective information management systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches or computer viruses; product performance issues and associated warranty claims; significant international operations and the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities, including delays or challenges related to removing, transporting or reinstalling equipment, that may affect our ability to meet customer demands for products; possible future restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; cost of protecting or defending intellectual property; changes in laws or regulations affecting us or the industries we serve; costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers; our ability to attract and retain qualified key employees; allegations of health risks from wireless equipment; availability and adequacy of insurance; natural or man-made disasters or other disruptions; income tax rate variability and ability to recover amounts recorded as value-added tax receivables; labor unrest; risks of not realizing benefits from research and development projects; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; ability of our lenders to fund borrowings under their credit commitments; changes in capital availability or costs, such as changes in interest rates, security ratings and market perceptions of the businesses in which we operate, or the ability to obtain capital on commercially reasonable terms or at all; our ability to generate cash to service our indebtedness; our ability to consummate the proposed acquisition (the Acquisition) of TE Connectivity’s Telecom, Wireless and Enterprise businesses (the BNS business) on a timely basis or at all; risks associated with antitrust approval of the Acquisition; our ability to integrate the BNS business on a timely and cost effective manner; our reliance on TE Connectivity for transition services for some period of time after closing of the Acquisition; our ability to realize expected growth opportunities and cost savings from the Acquisition; and other factors beyond our control. These and other factors are discussed in greater detail in our 2014 Annual Report on Form 10-K. Although the information contained in this press release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. However, we are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this press release.

Investor Contacts:	News Media Contact:
Jennifer Crawford, CommScope	Rick Aspan, CommScope
+1 828-323-4970	+1 708-236-6568
publicrelations@commscope.com

Phil Armstrong, CommScope

+1 828-323-4848

Source: CommScope

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
Net sales	$825,400	$935,036

Operating costs and expenses:
Cost of sales	532,196	597,325
Selling, general and administrative	125,671	113,028
Research and development	27,736	31,870
Amortization of purchased intangible assets	44,786	44,298
Restructuring costs, net	1,871	1,980

Total operating costs and expenses	732,260	788,501

Operating income	93,140	146,535
Other income (expense), net	2,627	(3,195)
Interest expense	(36,329)	(42,280)
Interest income	1,029	1,104

Income before income taxes	60,467	102,164
Income tax expense	(20,991)	(37,677)

Net income	$39,476	$64,487

Earnings per share:
Basic	$0.21	$0.35
Diluted (a)	$0.20	$0.34
Weighted average shares outstanding:
Basic	188,480	185,942
Diluted (a)	193,137	190,922
(a) Calculation of diluted earnings per share:
Net income (basic)	$39,476	$64,487
Weighted average shares (basic)	188,480	185,942
Dilutive effect of stock options	4,657	4,980

Denominator (diluted)	193,137	190,922

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$735,142	$729,321
Accounts receivable, less allowance for doubtful accounts of $8,410 and $8,797, respectively	689,574	612,007
Inventories, net	353,060	367,185
Prepaid expenses and other current assets	65,152	67,875
Deferred income taxes	45,017	51,230

Total current assets	1,887,945	1,827,618
Property, plant and equipment, net of accumulated depreciation of $213,355 and $207,342, respectively	282,244	289,371
Goodwill	1,449,822	1,451,887
Other intangible assets, net	1,214,832	1,260,927
Other noncurrent assets	123,597	126,082

Total assets	$4,958,440	$4,955,885

Liabilities and Stockholders’ Equity
Accounts payable	$234,032	$177,806
Other accrued liabilities	236,385	289,006
Current portion of long-term debt	8,972	9,001

Total current liabilities	479,389	475,813
Long-term debt	2,697,173	2,698,724
Deferred income taxes	318,214	339,945
Pension and other postretirement benefit liabilities	23,211	29,478
Other noncurrent liabilities	101,099	104,306

Total liabilities	3,619,086	3,648,266
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares:
200,000,000; Issued and outstanding shares: None at March 31, 2015 or December 31, 2014	—	—
Common stock, $0.01 par value: Authorized shares:
1,300,000,000; Issued and outstanding shares: 189,409,474 and 187,831,389 at March 31, 2015 and December 31, 2014, respectively	1,904	1,888
Additional paid-in capital	2,167,740	2,141,433
Retained earnings (accumulated deficit)	(702,043)	(741,519)
Accumulated other comprehensive loss	(117,612)	(83,548)
Treasury stock, at cost: 961,566 shares at March 31, 2015 and December 31, 2014	(10,635)	(10,635)

Total stockholders’ equity	1,339,354	1,307,619

Total liabilities and stockholders’ equity	$4,958,440	$4,955,885

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Three Months Ended
	March 31,
	2015	2014
Operating Activities:
Net income	$39,476	$64,487
Adjustments to reconcile net income to net cash generated by (used in) operating activities:
Depreciation and amortization	59,454	59,461
Equity-based compensation	5,253	3,676
Deferred income taxes	(13,623)	7,343
Excess tax benefits from equity-based compensation	(10,414)	(1,542)
Changes in assets and liabilities:
Accounts receivable	(95,317)	(101,793)
Inventories	5,792	(38,636)
Prepaid expenses and other assets	(1,134)	4,341
Accounts payable and other liabilities	12,682	(31,063)
Other	(929)	(1,763)

Net cash generated by (used in) operating activities	1,240	(35,489)
Investing Activities:
Additions to property, plant and equipment	(8,213)	(6,675)
Proceeds from sale of property, plant and equipment	125	1,183
Other	2,633	46

Net cash used in investing activities	(5,455)	(5,446)
Financing Activities:
Long-term debt repaid	(2,199)	(17,558)
Long-term debt proceeds	—	15,000
Proceeds from the issuance of common shares under equity-based compensation plans	11,999	1,957
Excess tax benefits from equity-based compensation	10,414	1,542

Net cash generated by financing activities	20,214	941
Effect of exchange rate changes on cash and cash equivalents	(10,178)	(1,138)

Change in cash and cash equivalents	5,821	(41,132)
Cash and cash equivalents, beginning of period	729,321	346,320

Cash and cash equivalents, end of period	$735,142	$305,188

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
Operating income, as reported	$93.1	$146.5

Adjustments:
Amortization of purchased intangible assets	44.8	44.3
Restructuring costs, net	1.9	2.0
Equity-based compensation	5.3	3.7
Transaction and integration costs	11.4	0.9
Purchase accounting adjustments	—	(5.4)
Total adjustments to operating income	63.4	45.5

Non-GAAP adjusted operating income	$156.5	$192.0

Income before income taxes, as reported	$60.5	$102.2
Income tax expense, as reported	(21.0)	(37.7)

Net income, as reported	$39.5	$64.5
Adjustments:
Total pretax adjustments to operating income	63.4	45.5
Pretax amortization of deferred financing costs & OID(1)	3.1	3.4
Pretax gain on sale of equity investment (2)	(2.4)	—
Tax effects of adjustments and other tax items(3)	(22.2)	(18.1)

Non-GAAP adjusted net income	$81.4	$95.3

Diluted EPS, as reported	$0.20	$0.34
Non-GAAP adjusted diluted EPS	$0.42	$0.50

(1)	Included in interest expense.
(2)	Included in other income (expense), net.
(3)	The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

Note: Components may not sum to total due to rounding.

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Segment Information

(Unaudited — In millions)

Sales by Segment

				% Change
	Q1 2015	Q4 2014	Q1 2014	Sequential	YOY
Wireless	$496.3	$484.8	$627.2	2.4%	(20.9)%
Enterprise	211.3	212.5	201.5	(0.6)%	4.9%
Broadband	118.0	130.6	107.5	(9.6)%	9.8%
Inter-segment eliminations	(0.2)	(0.1)	(1.2)	N/A	N/A

Total Net Sales	$825.4	$827.9	$935.0	(0.3)%	(11.7)%

Non-GAAP Adjusted Operating Income by Segment

				% Change
	Q1 2015	Q4 2014	Q1 2014	Sequential	YOY
Wireless	$98.1	$84.0	$153.9	16.8%	(36.3)%
Enterprise	49.0	42.5	36.1	15.3%	35.7%
Broadband	9.4	12.9	1.9	(27.1)%	394.7%

Total Non-GAAP Adjusted Operating Income	$156.5	$139.4	$192.0	12.3%	(18.5)%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited — In millions)

First Quarter 2015 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income, as reported	$64.4	$26.9	$1.8	$93.1
Amortization of purchased intangible assets	23.1	17.4	4.3	44.8
Restructuring costs, net	1.8	—	0.1	1.9
Equity-based compensation	2.9	1.7	0.6	5.3
Transaction and integration costs	6.0	3.0	2.4	11.4

Non-GAAP adjusted operating income	$98.1	$49.0	$9.4	$156.5
Non-GAAP adjusted operating margin %	19.8%	23.2%	8.0%	19.0%

Fourth Quarter 2014 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income, as reported	$47.8	$21.5	$6.9	$76.2
Amortization of purchased intangible assets	23.1	17.4	4.4	44.8
Restructuring costs, net	7.5	—	0.1	7.6
Equity-based compensation	3.0	1.7	0.7	5.4
Asset impairments	(2.1)	—	—	(2.1)
Transaction and integration costs	4.7	1.9	0.9	7.5

Non-GAAP adjusted operating income	$84.0	$42.5	$12.9	$139.4
Non-GAAP adjusted operating margin %	17.3%	20.0%	9.9%	16.8%

First Quarter 2014 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income (loss), as reported	$127.6	$22.6	$(3.7)	$146.5
Amortization of purchased intangible assets	22.5	17.4	4.4	44.3
Restructuring costs, net	1.2	0.2	0.5	2.0
Equity-based compensation	2.0	1.2	0.5	3.7
Transaction and integration costs	0.6	0.2	0.1	0.9
Purchase accounting adjustments	—	(5.4)	—	(5.4)

Non-GAAP adjusted operating income	$153.9	$36.1	$1.9	$192.0
Non-GAAP adjusted operating margin %	24.5%	17.9%	1.8%	20.5%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Adjusted Free Cash Flow

(Unaudited — In millions)

Adjusted Free Cash Flow

	Q1 2015	Q1 2014
Cash flow from operations	$1.2	$(35.5)
Transaction and integration costs	6.6	*
Capital expenditures	(8.2)	(6.7)

Adjusted Free Cash Flow	$(0.4)	$(42.2)

*	Not significant

CommScope Holding Company, Inc.

Quarterly Adjusted Operating Income and Adjusted EBITDA

(Unaudited — In millions)

GAAP to Non-GAAP Adjusted Operating Income and Adjusted EBITDA Reconciliation

	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
Operating income, as reported	$93.1	$76.2	$151.0	$203.7	$146.5
Amortization of purchased intangible assets	44.8	44.8	44.8	44.3	44.3
Restructuring costs, net	1.9	7.6	7.4	2.3	2.0
Equity-based compensation	5.3	5.4	5.6	6.5	3.7
Asset impairments	—	(2.1)	7.0	7.2	—
Transaction and integration costs	11.4	7.5	2.7	1.0	0.9
Purchase accounting adjustments	—	—	—	(6.4)	(5.4)

Non-GAAP adjusted operating income	$156.5	$139.4	$218.5	$258.5	$192.0
Non-GAAP adjusted operating margin %	19.0%	16.8%	21.8%	24.2%	20.5%
Depreciation	11.6	12.7	12.4	12.1	11.7

Non-GAAP adjusted EBITDA	$168.1	$152.0	$230.9	$270.6	$203.7

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures